UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2026

Leef Brands, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-56824

British Columbia	98-1653633
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Suite 2500 Park Place

666 Burrard Street

Vancouver, BC V6C 2X8, Canada

(Address of principal executive offices, including zip code)

(416) 797-6455

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On October 1, 2026, the Board of Directors (the “Board”) of Leef Brands, Inc. (the “Company”) appointed Hirsh Jain as a member of the Board, effective October 1, 2026. Mr. Jain will serve as a director until his successor is duly elected and qualified, or if earlier, until his death, disability, resignation, disqualification or removal. Mr. Jain’s appointment will expand the Board to six directors. Mr. Jain was also appointed to serve as the Chairman of the Nomination Committee and as a member of the Audit Committee.

Mr. Jain is 38 years old and the Chief Executive Officer of Ananda Strategy, LLC, a cannabis-focused business advisory firm founded by Mr. Jain which works with cannabis brands, retailers, distributors, testing labs, technology platforms, professional service firms and capital providers in the United States on matters ranging from competitive licensing, legislative strategy, regulatory intelligence, market expansion, business litigation, strategic communication and other varied corporate initiatives. Mr. Jain has been self-employed since founding Ananda Strategy, LLC in November 2020. Prior to working in cannabis, Mr. Jain was a Government Affairs Director at Airbnb in San Francisco. Before that, he worked as an Engagement Manager at McKinsey & Company in New York City. Mr. Jain has a B.A. from UC Berkeley, and a J.D. from Harvard Law School.

Mr. Jain will receive customary compensation as a member of the Board and its committees. For his service as a member of the Board, he will receive an annual cash retainer of $35,000.00 paid in four equal quarterly installments, an initial grant of $50,000 of Restricted Share Units as of October 1, 2026 and annual grants of Restricted Share Units thereafter valued at $50,000.00 per grant on each anniversary of his appointment. Additionally, for his service as the Chairman of the Nomination Committee, he will receive an initial grant of $10,000 of Restricted Share Units as of October 1, 2026 and annual grants of Restricted Share Units thereafter valued at $10,000.00 per grant on each anniversary of his service as Chairman of the Nomination Committee. Furthermore, for his service as a member of the Audit Committee, he will receive an initial grant of $5,000 of Restricted Share Units as of October 1, 2026 and annual grants of Restricted Share Units thereafter valued at $5,000.00 per grant on each anniversary of his service as a member of the Audit Committee. All Restricted Share Units vest over one year in twelve equal monthly installments. The Company will also reimburse Mr. Jain for his reasonable and out-of-pocket expenses incurred in connection with his services as a member of the Board.

Other than as set forth in this Item 5.02 of Form 8-K, there are no arrangements or understandings between Mr. Jain and any other person pursuant to which he was selected as a director. There are no family relationships between Mr. Jain and any director or executive officer of the Company, and there are no transactions involving Mr. Jain that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Director Indemnification Agreement

In connection with the appointment of Mr. Jain to the Board, the Company will enter into a customary indemnification agreement (the “Indemnification Agreement”), substantially in the form previously approved by the Board. The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference into this Item 5.02.

Item 7.01	Regulation FD Disclosure.

On October 1, 2026, the Company issued a press release announcing Mr. Jain’s appointment to the Board. A copy of the press release is furnished hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

The information in this Item 7.01 of Form 8-K, including the accompanying Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Director Indemnification Agreement
99.1	Press Release dated September 21, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leef Brands, Inc.

Date: October 2, 2026	By:	/s/ Kevin Wilson
Kevin Wilson
Chief Financial Officer